                                                                      Exhibit 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statements of Delmarva Power & Light Company on Form S-3 (File Nos. 33-39756, 33-63582, and 33-53855) and on Form S-8 (File No. 33-33810) of our report, which includes an explanatory paragraph regarding the Company's changes in 1993 in its method of accounting for income taxes and postretirement benefits other than pensions, dated February 3, 1995, on our audits of the consolidated financial statements of Delmarva Power & Light Company and its subsidiary companies, as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, which report is incorporated by reference in this Annual Report on Form 10-K.


Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 23, 1995